                                                                        EX 99.3



                         CGB&L Financial Group, Inc.
                          (Proposed Holding Company for
                      Cerro Gordo Building and Loan, s.b.)
                              Cerro Gordo, Illinois


                          Proposed Marketing Materials

                             Marketing Materials for
                       Cerro Gordo Building and Loan, s.b.

                                Table of Contents


I.                Press Release

                  A.       Explanation
                  B.       Schedule
                  C.       Distribution List
                  D.       Examples

II.               Question and Answer Brochure

                  A.       Explanation
                  B.       Method of Distribution
                  C.       Example

III.              Officer and Director Brochure

                  A.       Explanation
                  B.       Method of Distribution
                  C.       Example

IV.               Counter Cards, Lobby Posters and a Tombstone Announcement

                  A.       Explanation
                  B.       Quantity
                  C.       Examples

V.                Letters

                  A.       Explanation
                  B.       Examples

VI.               Community Meeting Materials

                  F.       Explanation
                  G.       Examples

VII.              Proxygram

                  A.       Explanation
                  B.       Example

                                I. Press Releases


A.       Explanation

         In an effort to assure that all customers, community members, and other interested investors receive prompt accurate information in a simultaneous manner, Trident Securities, Inc. advises Cerro Gordo Building and Loan to forward press releases to national and regional publications, newspapers, radio stations, etc., at various points during the conversion process.

         Only press releases approved by Conversion Counsel will be forwarded for publication in any manner.

B.       Press Releases

         1. Upon approval of Conversion by the FDIC, the Illinois Office of Banks and Real Estate, and the Securities and Exchange Commission

         2. Consummation of true conversion

C.       Distribution Lists (see attached)

D.       Examples (see attached)

                           C. Local Distribution List

                                (To Be Provided)

                       C. National Media Distribution List



American Banker
One State Street Plaza
New York, New York  10004
Michael Weinstein

Business Wire
212 South Tryon
Suite 1460
Charlotte, North Carolina  28281

Wall Street Journal
World Financial Center
200 Liberty
New York, New York  10004

SNL Securities
Post Office Box 2124
Charlottesville, Virginia  22902

Barrons
Dow Jones & Company
Barron's Statistical Information
200 Burnett Road
Chicopee, Massachusetts  01020

Investors Business Daily
12655 Beatrice Street
Post Office Box 661750
Los Angeles, California  90066

Press Release #1
                                                  FOR IMMEDIATE RELEASE
                                                  For More Information Contact:
                                                  Maralyn F. Heckman, C.E.O.
                                                  Telephone:  (217) 763-2911


                       CERRO GORDO BUILDING AND LOAN, s.b.

                               STOCK SALE APPROVED

         Cerro Gordo, Illinois - Mrs. Maralyn F. Heckman, C.E.O. of Cerro Gordo Building and Loan, s.b. ("Cerro Gordo Building and Loan" or "the Building and Loan"), Cerro Gordo, Illinois, announced today that Cerro Gordo Building and Loan has received approval from the FDIC and the Illinois Office of Banks and Real Estate to convert from an Illinois chartered mutual savings bank to an Illinois chartered stock savings bank and to become a wholly-owned subsidiary of a newly-formed holding company, CGB&L Financial Group, Inc. (the "Company").

         A Prospectus and Proxy Statement describing the Plan of Conversion will be mailed to certain members of Cerro Gordo Building and Loan on or about August___, 1998. Under the Plan of Conversion, the company is offering an estimated ______ shares of common stock at $10.00 per share. Certain past and present depositors of the Building and Loan will have the opportunity to purchase stock through a subscription offering that closes on September___, 1998. Shares not subscribed for during the subscription offering, if any, will be offered to the general public, with preference given to natural persons and trusts of natural persons who are permanent residents of Piatt County, Illinois, in a community offering. The offerings are being managed by Trident Securities, Inc., of Raleigh, North Carolina.

         Mrs. Heckman stated "Cerro Gordo Building and Loan remains committed to its local market as a hometown community financial institution."

         Cerro Gordo Building and Loan, s.b. is based in Cerro Gordo, Illinois. The Building and Loan was founded in 1886. As of March 31, 1998, Cerro Gordo Building and Loan had total assets of $6.9 million and net worth of $989,398. Customers or interested members of the community with questions concerning the stock offering should call the institution's stock information center at (217) 763-6053 or visit Cerro Gordo Building and Loan.

Press Release     #2                       FOR IMMEDIATE RELEASE
                                           Contact: Maralyn F. Heckman, C.E.O.
                                           Telephone: (217) 763-2911

                CGB&L FINANCIAL GROUP, INC., HOLDING COMPANY FOR
                      CERRO GORDO BUILDING AND LOAN, s.b.,
                        COMPLETES INITIAL STOCK OFFERING

         Cerro Gordo, Illinois - Mrs. Maralyn F. Heckman, C.E.O. of Cerro Gordo Building and Loan, s.b. ("Cerro Gordo Building and Loan or "the Building and Loan"), based in Cerro Gordo, Illinois, announced today that CGB&L Financial Group, Inc., the holding company for Cerro Gordo Building and Loan, s.b., has completed its initial common stock offering. CGB&L Financial Group, Inc. issued _______ shares of its common stock. It is anticipated that the common stock of CGB&L Financial will begin trading on the OTC Electronic Bulletin Board under the symbol " " on or about September ___, 1998. Trident Securities will act as a market maker for the stock.

         The net proceeds contributed to Cerro Gordo Building and Loan upon conversion will substantially increase its capital. The Building and Loan ultimately intends to use such funds for general corporate purposes, among them the origination of loans and other investments. It is expected that in the interim, all or part of the proceeds will be invested in short-term and intermediate-term securities.

         On September , 1998, Cerro Gordo Building and Loan's Plan of Conversion was approved by the Building and Loan's depositors at a Special Meeting that was held at the main office of the institution.

         Mrs. Heckman indicated that the Officers and Board of Directors of Cerro Gordo Building and Loan want to express their thanks for the response by customers and the community to the stock offering and that the Building and Loan looks forward to serving the needs of its customers as a stock institution.

         Trident Securities, Inc. of Raleigh, North Carolina managed the subscription and community offerings.

                        II. Question and Answer Brochure

A.       Explanation

         The Question and Answer brochure is an essential marketing piece in any conversion. It serves to answer some of the most commonly asked questions in "plain, everyday language." Although most of the answers are taken verbatim from the Prospectus and Proxy Statement, it assists the individual in finding answers to simple questions.

         Conversion Counsel approves the language for each Question and Answer. Trident Securities, Inc. and Cerro Gordo Building and Loan will be responsible for any introductory or concluding remarks, design, layout, color, and paper stock. This will be coordinated through Trident Securities, Inc. in conjunction with the financial printer.

B.       Method of Distribution

         There are three primary methods of distribution of the Question and Answer brochure. However, regardless of the method, the brochure is always accompanied by a Prospectus.

         1. A Question and Answer brochure is sent out in the initial mailing to all members of Cerro Gordo Building and Loan.

         2. Question and Answer brochures are available in Cerro Gordo Building and Loan's office.

         3. Question and Answer brochures are sent out in a standard information packet to all interested investors who phone the Stock Information Center requesting information.

C.       Example

      Cerro Gordo Building and Loan, s.b. ("Cerro Gordo Building and Loan")
                              Cerro Gordo, Illinois


     Questions and Answers Regarding the Subscription and Community Offering


                           MUTUAL TO STOCK CONVERSION

Cerro Gordo Building and Loan's Board of Directors has unanimously voted to convert the savings bank from its present mutual form to a stock institution, subject to approval of the conversion by Cerro Gordo Building and Loan's members and regulatory authorities. Complete details on the conversion, including reasons for conversion, are contained in the Prospectus and Proxy Statement. We urge you to read them carefully.

This brochure is provided to answer basic questions you might have about the conversion. Remember, the conversion will not affect the rate on any of your savings accounts, deposit certificates, or loans.

1.       Q.       Will the conversion  have any effect on savings  accounts, certificates of deposit or loans with Cerro Gordo Building and Loan?

         A. No. The conversion will not change the amount, interest rate or withdrawal rights of savings accounts or certificates of deposit. Also, the rights and obligations of borrowers under their loan agreements will not be affected. However, upon consummation of the conversion, Cerro Gordo Building and Loan's deposit account holders will no longer have voting rights unless they purchase common stock in CGB&L Financial Group, Inc.

2.       Q.       What is a "Conversion"?

         A. A conversion is a change in the legal form of organization. Cerro Gordo Building and Loan currently operates as an Illinois-chartered mutual savings bank with no shareholders. Through the conversion, the Building and Loan will form a holding company, CGB&L Financial Group, Inc. (the "Company"), which will ultimately own all of the outstanding capital stock of Cerro Gordo Building and Loan. CGB&L Financial Group will issue shares of common stock in the conversion, as described below, and will be a publicly-owned company.

3.       Q.       Why is Cerro Gordo Building and Loan converting?

         A. The stock form of ownership is used by most business corporations and financial institutions. Cerro Gordo Building and Loan has reached an important point in its development with its decision to convert to the stock form of ownership. Cerro Gordo Building and Loan's management believes the continued growth of the institution's asset and deposit base and the establishment of new banking services should enhance long-term operating potential. The capital raised by issuing stock will:

                  *        Enhance the Building and Loan's capital position.

                  *        Facilitate future access to the capital markets.

                  * Provide additional funds for increased lending and investment opportunities.

4.       Q.       Will the conversion cause any changes in personnel or
                  management?

         A. No. The conversion will not cause any changes in personnel or management. The normal day-to-day operations will continue as before.

5.       Q.       Did the Board of Directors of Cerro Gordo Building and Loan
                  approve the conversion?

         A. Yes. The Board of Directors adopted the Plan of Conversion on March 11, 1998 which was amended on May 26, 1998.

                     THE SUBSCRIPTION AND COMMUNITY OFFERING

6.       Q.       Who is entitled to buy CGB&L Financial Group, Inc. common
                  stock?

         A. Subscription rights to buy common stock will be given in order of priority to (i) depositors with at least $50.00 at the Building and Loan on December 31, 1996 (the "Eligible Account Holders"); (ii) the Building and Loan's tax-qualified benefits plans (the "ESOP"); (iii) depositors with at least $50.00 at the Building and Loan on June 30, 1998 (the "Supplemental Eligible Account Holders"); and (iv) certain depositors on _______, 1998 ("Other Members"), subject to the purchase limitations set forth in the Plan of Conversion.

                  Shares that are not subscribed for during the subscription offering, if any, may be offered to the general public through a community offering with preference given to natural persons and trusts of natural persons who are permanent residents of Piatt County, Illinois (the "Local Community"). It is anticipated that any shares not subscribed for in the Subscription and Community Offerings will be offered to certain members of the general public through a syndicate of registered broker dealers pursuant to selected dealers agreements in a Syndicated Community Offering.

7.       Q.       How do I subscribe for shares of stock?

         A. Eligible customers wishing to exercise their subscription rights must return the enclosed original Stock Order Form to Cerro Gordo Building and Loan. The Stock Order Form must be completed and returned along with full payment or appropriate instructions authorizing a withdrawal from a deposit account at Cerro Gordo Building and Loan on or prior to the close of the Subscription Offering which is 12:00 noon, Central Daylight Time, on September ___, 1998, unless extended.

                  If shares remain available for sale after the expiration of the Subscription Offering, they may be offered in the Community Offering, which may commence at any time after the commencement of the Subscription Offering and may terminate at any time without notice, but may not terminate later than , 1998. Persons who wish to order stock in the Community Offering should return their stock order form as soon as possible after the Community Offering begins. Members of the general public should contact the Stock Information Center at (217) 763-6053 for additional information.

8.       Q.       How can I pay for my subscription?

         A. First, you may pay for your stock in cash (if delivered in person to Cerro Gordo Building and Loan) or by check or money order. These funds will earn interest at Cerro Gordo Building and Loan's passbook rate from the day we receive them until the completion or termination of the conversion.

                  Second, you may authorize us to withdraw funds from your Cerro Gordo Building and Loan savings account or certificate of deposit without early withdrawal penalty. These funds will continue to earn interest at the rate in effect for your account until completion of the offering at which time your funds will be withdrawn for your purchase. [Funds remaining in this account (if any) will continue at the contractual rate unless the withdrawal reduces the account balance below the applicable minimum in which case you will receive interest at the passbook rate. A hold will be placed on your account for the amount you specify for stock payment. You will not have access to these funds from the day we receive your order until the completion or termination of the conversion.]

9.       Q.       When must I place my order for shares of stock?

         A. To exercise subscription rights in the subscription offering, an original Stock Order Form must be received by Cerro Gordo Building and Loan with full payment for all shares subscribed for not later than 12:00 noon, Central Daylight Time, on September ___, 1998.

10.      Q.       How many shares of stock are being offered?

         A. CGB&L Financial Group is offering up to _______ shares of common stock at a price of $10.00 per share. The number of shares may be decreased to _______ or increased to _______ in response to the independent appraiser's final determination of the consolidated pro forma market value of the common stock issued in the conversion.

11.      Q.       What is the minimum and maximum number of shares that I can purchase during the offering period?

         A. The minimum number of shares that may be purchased is 25 shares ($250.00). The maximum purchase per eligible depositor is 6,325 shares ($63,250), or 5.0% of the shares offered based on the maximum of the valuation range. In the event that less than ______ shares are issued in the conversion, the maximum purchase limitation will be reduced to 5.0% of the shares issued. In certain instances, your purchase might be grouped together with purchases by persons with other accounts with whom you are affiliated or related and in that event, the aggregate purchases may not exceed 6,325 shares ($63,250).



12.      Q.       How was it  determined  that  between  ________  shares
                  and ______ shares of stock would be issued at $10.00 per share?

         A. The share range was determined through an appraisal of Cerro Gordo Building and Loan by JMP Financial, Inc., an independent appraisal firm specializing in the thrift industry.

13.      Q.       Must I pay a commission on the stock for which I subscribe?

         A. No. You will not pay a commission on stock purchased in the Subscription Offering, Community Offering or Syndicated Community Offering, if any. Conversion expenses, including commissions, will be paid by Cerro Gordo Building and Loan and will be deducted from the proceeds of the offering upon completion of the conversion.

14.      Q.       Will I receive interest on funds I submit for stock purchases?

         A. Yes. Cerro Gordo Building and Loan will pay its current passbook rate from the date funds are received (with a completed original Stock Order Form) during the Subscription and Community Offerings until completion of the conversion.

15.      Q.       If I have misplaced my Stock Order Form, what should I do?

         A. Cerro Gordo Building and Loan will mail you another order form or you may obtain one from the Cerro Gordo Building and Loan office. If you need assistance in obtaining or completing a Stock Order Form, an Cerro Gordo Building and Loan employee or Trident Securities, Inc. representative will be happy to help you.

16.      Q.       Will there be any dividends paid on the stock?

         A. Subject to regulatory and other considerations, the Company intends to establish a semi-annual cash dividend following the conversion of $0.10 per share. This equates to an annual cash dividend rate of $0.20 per share or 2.0% yield based on the $10.00 per share purchase price. No assurance can be given that dividends will be paid on the Common Stock or that, if paid, such dividends will not be reduced or eliminated in future periods.

17. Q. How much stock do the directors and officers of Cerro Gordo Building and Loan intend to purchase through the Subscription Offering?

         A. Directors and executive officers intend to purchase approximately $ _______ (____% at the midpoint of the offering) of the stock to be offered in the conversion. The purchase price paid by directors and officers will be the same as that paid by customers and the general public.

18.      Q.       Are the subscription rights transferable to another party?

         A. No. Pursuant to federal regulations, subscription rights granted to Eligible Account Holders, Supplemental Eligible Account Holders and Other Members may be exercised only by the person(s) to whom they are granted. Any person found to be transferring or selling subscription rights will be subject to forfeiture of such rights and other penalties.

19. Q. I closed my account several months ago. Someone told me that I am still eligible to buy stock. Is that true?

         A. If you were a depositor of at least $50.00 on the Eligibility Record Date, December 31, 1996, the Supplemental Eligibility Record Date, June 30, 1998, or the Voting Record Date, ___________, 1998, you are entitled to purchase stock without regard to whether you continued to hold your Cerro Gordo Building and Loan account.

20.      Q.       May I obtain a loan from Cerro Gordo Building and Loan using stock as collateral to pay for my shares?

         A. No. Regulations do not allow Cerro Gordo Building and Loan to make loans for this purpose, but other financial institutions could make a loan for this purpose.

21.      Q.       Will the FDIC (Federal Deposit Insurance Corporation) insure the shares of stock?

         A. No. The shares are not and can not be insured by the FDIC. However, the Savings Association Insurance Fund of the FDIC will continue to insure savings accounts and certificates of deposit up to the applicable limits allowed by law.

22.      Q.       Will there be a market for the stock following the conversion?

         A. Neither the Company nor the Building and Loan has ever issued stock before, and consequently there is no established market for its Common Stock. The Company has received conditional approval to have the common stock listed on the OTC Electronic Bulletin Board under the symbol "____". Trident Securities intends to make a market in the Common Stock of the Company. However, purchasers of common stock should have a long-term investment intent and recognize that no assurance can be given that an active and liquid trading market will develop.

                    ABOUT VOTING "FOR" THE PLAN OF CONVERSION

23.      Q.       Am I eligible to vote at the Special Meeting of Members to be held to consider the Plan
                  of Conversion?

         A. At the Special Meeting of Members to be held on September ___, 1998, you are eligible to vote if you are one of the "Voting Members," who are holders of Cerro Gordo Building and Loan's deposit accounts as of the Voting Record Date. However, Bank members of record as of the close of business on the Voting Record Date who cease to be depositors prior to the date of the Special Meeting are no longer members and will not be entitled to vote at the Special Meeting. If you are a Voting Member, you should have received a proxy statement and proxy card with which to vote.

24.      Q.       How many votes do I have as a Voting Member?

         A. Each account holder is entitled to one vote for each $100, or fraction thereof, on deposit in such account.

25. Q. If I vote "against" the Plan of Conversion and it is approved, will I be prohibited from buying stock during the Subscription Offering?

         A. No. Voting against the Plan of Conversion in no way restricts you from purchasing stock in either the Subscription Offering or the Community Offering.

26. Q. What happens if Cerro Gordo Building and Loan does not get enough votes to approve the Plan of Conversion?

         A. Cerro Gordo Building and Loan's conversion would not take place and Cerro Gordo Building and Loan would remain a mutual savings bank.

27.      Q.       As a qualifying depositor of Cerro Gordo Building and Loan, am
                  I required to vote?

         A. No. However, failure to return your proxy card will have the same effect as a vote "Against" the Plan of Conversion.

28.      Q.       What is a Proxy Card?

         A. A Proxy Card gives you the ability to vote without attending the Special Meeting in person. You may attend the meeting and vote in person, even if you have returned your proxy card, if you choose to do so. However, if you are unable to attend, you still are represented by proxy.

29.      Q.       How does the conversion affect me?

         A. The conversion is intended, among other things, to assist Cerro Gordo Building and Loan in maintaining and expanding its services to Cerro Gordo Building and Loan's customers and community. By purchasing stock, you will also have the opportunity to invest in CGB&L Financial Group, Inc., the holding company that will own Cerro Gordo Building and Loan after its conversion to an Illinois-chartered stock savings bank. However, there is no obligation to purchase stock; the purchase of stock is strictly optional.

30.      Q.       How can I get further information concerning the stock
                  offering?

         A. You may call the Stock Information Center collect at (217) 763-6053 for further information or a copy of the Prospectus, Stock Order Form, Proxy Statement and Proxy Card.


This information is neither an offer to sell nor a solicitation of an offer to buy securities. The offer is made only by the Prospectus accompanied by a Stock Order Form . A Prospectus can be obtained at the Cerro Gordo Building and Loan office or by calling the Cerro Gordo Building and Loan Stock Information Center. There shall be no sale of stock in any state in which any offer, solicitation of an offer or sale of stock would be unlawful.

         The stock is not a deposit account and is not federally insured or guaranteed.

                              FOR YOUR CONVENIENCE

         In order to assist you during the stock offering period, we have established a Stock Information Center to answer your questions. Please call collect: (217) 763-6053.

                       III. Officer and Director Brochure


A.       Explanation

         An Officer and Director Brochure merely highlights the intended stock purchases shown in the Prospectus.

B.       Method of Distribution

         There are three primary methods of distribution of Officer and Director Brochures. However, regardless of the method, they are always accompanied by a Prospectus.

         1. An Officer and Director Brochure is sent out in the initial mailing to all members of the Building and Loan.

         2. Officer and Director Brochures will be available in the Building and Loan's office.

         3. Officer and Director Brochures are sent out in a standard information packet to all interested investors who telephone the Stock Information Center requesting information.

                 OFFICER AND DIRECTOR STOCK PURCHASE COMMITMENTS



Name               Amount                   Shares             % at Midpoint

To be provided


















This information is neither an offer to sell nor a solicitation of an offer to buy securities. The offer is made only by the Prospectus accompanied by a Stock Order Form.

The stock is not a deposit account and is not federally insured or guaranteed.

         IV. Counter Cards, Lobby Posters and the Tombstone Announcement

A.       Explanation

         Counter cards, lobby posters and the tombstone announcement serve three purposes: (1) As a notice to Cerro Gordo Building and Loan's customers and members of the local community that the stock sale is underway; (2) to remind the customers of the end of the Subscription Offering; and
         (3) to invite members of the community to an informational meeting, if applicable. Trident has learned in the past that many people need reminding of the deadline for subscribing and therefore we suggest the use of these simple reminders.

B.       Quantity

         Approximately 3 - 4 counter cards will be used at the Building and Loan's office, at teller windows and on customer service representatives' desks. These counter cards will be exact duplicates of the lobby poster and will be no larger than 8-1/2" x 11".

         Approximately 1 - 2 lobby posters will be used at the office of the Building and Loan. These posters will be approximately 2' x 3'.

         Tombstone announcements may be used for placement in local newspapers. The advertisements will run no more than twice each in the local newspaper. The ads will be no larger than 8-1/2" x 11".

C.       Examples enclosed

                                                                          POSTER





                       Cerro Gordo Building and Loan, s.b.



                            STOCK OFFERING MATERIALS
                                 AVAILABLE HERE



          Customer and Community Priority Rights for the Stock Offering by CGB&L Financial Group, Inc. will expire on September____, 1998

-------------------------------------------------------------------------------


This announcement is neither an offer to sell nor a solicitation of an offer to buy these securities. The offer is made only by the Prospectus accompanied by a Stock Order Form. These shares have not been approved or disapproved by the Securities and Exchange Commission, Illinois Office of Banks and Real Estate, or Federal Deposit Insurance Corporation, nor has such Commission, Administrator or Corporation passed upon the accuracy or adequacy of the Prospectus. Any representation to the contrary is unlawful.




New Issue                                                    __________, 1998





                              Up to ________ Shares


                     These shares are being offered pursuant
                         to a Plan of Conversion whereby


                       Cerro Gordo Building and Loan, s.b.




                      of Cerro Gordo, Illinois will convert
                 from an Illinois-chartered mutual savings bank
                   to an Illinois-chartered stock savings bank
                    and become the wholly-owned subsidiary of


                           CGB&L Financial Group, Inc.


                                  Common Stock


                                 ---------------


                             Price $10.00 per share


                                 ---------------


         Copies of the Prospectus may be obtained in any State in which this announcement is circulated from such of the undersigned or other brokers and dealers as may legally offer these
                            securities in such state.


                            TRIDENT SECURITIES, INC.



                For a copy of the Prospectus call (217) 763-6053.


-------------------------------------------------------------------------------

                                   V. Letters


A.    Explanation

In order to educate the public about the stock offering, Trident suggests holding community meetings in various locations. In an effort to target a group of interested investors, Trident requests that each Director of the Building & Loan submit a list of acquaintances that he or she would like to invite to a community meeting.


B. Examples enclosed.

***Sent to Customers with Subscription Rights and Voting Rights***
                (Cerro Gordo Building and Loan, s.b. Letterhead)
                               ____________, 1998
Dear Valued Customer:

         Cerro Gordo Building and Loan, s.b. ("Cerro Gordo Building and Loan" or the "Building & Loan") is pleased to announce that it has received regulatory approval to proceed with its plan to convert to an Illinois-chartered stock savings bank. This stock conversion is the most significant event in the history of Cerro Gordo Building and Loan in that it allows customers, community members, directors and employees an opportunity to subscribe for stock in CGB&L Financial Group Inc., the proposed holding company for the Building & Loan.

         For over 110 years, Cerro Gordo Building and Loan has successfully operated as a mutual savings institution. We want to assure you that the conversion will not affect the terms, balances, interest rates or existing FDIC insurance coverage for deposits at the Building & Loan, or the terms or conditions of any loans to existing borrowers under their individual contract arrangements with the Building & Loan. Let us also assure you that the conversion will not result in any changes in the management, personnel or the Board of Directors of the Building & Loan.

         As one of our valued members, you have the opportunity to invest in the Building & Loan's future by purchasing stock in CGB&L Financial Group during the Subscription Offering, without paying a sales commission.

         If you decide to exercise your subscription rights to purchase shares, you must properly complete and return the endorsed stock order form together with full payment for the subscribed shares so that it is received by the Building & Loan not later than 12:00 p.m. Central Daylight Time on __________, 1998.

         Also, enclosed is a proxy card. Your Board of Directors solicits your vote "FOR" the Building & Loan's Plan of Conversion. A vote in favor of the Plan does not obligate you to purchase stock. Please sign and return your proxy card promptly; your vote is important to us.

         We have also enclosed a Prospectus and a Proxy Statement which fully describe Cerro Gordo Building and Loan, its management, board and financial strength and the Plan of Conversion. Please review it carefully before you vote or invest. For your convenience we have established a Stock Information Center. If you have any questions, please call the Stock Information Center collect at (217) 763-6053.

         We look forward to continuing to provide quality financial services to you in the future.

                                                  Sincerely,


                                                  Maralyn F. Heckman
                                                  Chief Executive Officer

This does not constitute an offer to sell, or the solicitation of an offer to buy, shares of CGB&L Financial Group, Inc. common stock offered in the conversion, (nor does it constitute the solicitation of a proxy in connection with the conversion). Such offers (and solicitations of proxies) are made only by means of the Prospectus accompanied by a Stock Order Form (and Proxy Statement). There shall be no sale of stock in any state in which any offer, solicitation of an offer or sale of stock would be unlawful.

THE STOCK WILL NOT BE INSURED BY THE FDIC OR ANY GOVERNMENTAL AGENCY.

***Sent to Prospective Investors***
                (Cerro Gordo Building and Loan, s.b. Letterhead)

                               ____________, 1998

Dear Interested Investor:

         Cerro Gordo Building and Loan, s.b. ("Cerro Gordo Building and Loan" or the "Building & Loan") is pleased to announce that it has received regulatory approval to proceed with its plan to convert to an Illinois-chartered stock savings bank. This stock conversion is the most significant event in the history of the Building & Loan in that it allows customers, community members, directors and employees an opportunity to own stock in CGB&L Financial Group, Inc., the proposed holding company for the Building & Loan.

         For over 110 years, Cerro Gordo Building and Loan has successfully operated as a mutual savings institution. We want to assure you that the conversion will not affect the terms, balances, interest rates or existing FDIC insurance coverage on the Building & Loan deposits, or the terms or conditions of any loans to existing borrowers under their individual contract arrangements with the Building & Loan.

         Let us also assure you that the conversion will not result in any changes in the management, personnel or the Board of Directors of the Building & Loan.

         Enclosed is a Prospectus which fully describes Cerro Gordo Building and Loan, its management, board and financial strength. Please review it carefully before you make an investment decision. If you decide to invest, please return to Cerro Gordo Building and Loan a properly completed stock order form together with full payment for shares at your earliest convenience but not later than 12:00 p.m. Central Daylight Time on _________, 1998. For your convenience we have established a Stock Information Center. If you have any questions, please call the Stock Information Center collect at (217) 763-6053.

         We look forward to continuing to provide quality financial services to you in the future.

                                                   Sincerely,


                                                   Maralyn F. Heckman
                                                   Chief Executive Officer

This does not constitute an offer to sell, or the solicitation of an offer to buy, shares of CGB&L Financial Group, Inc. common stock offered in the conversion, (nor does it constitute the solicitation of a proxy in connection with the conversion). Such offers (and solicitations of proxies) are made only by means of the Prospectus accompanied by a Stock Order Form (and Proxy Statement). There shall be no sale of stock in any state in which any offer, solicitation of an offer or sale of stock would be unlawful.

THE STOCK WILL NOT BE INSURED BY THE FDIC OR ANY GOVERNMENTAL AGENCY.

***Sent to Former Account Holders with Subscription Rights, but no Voting Rights***
                (Cerro Gordo Building and Loan, s.b. Letterhead)

                               ____________, 1998


Dear Friend:

         Cerro Gordo Building and Loan, s.b. ("Cerro Gordo Building and Loan" or the "Building & Loan") is pleased to announce that it has received regulatory approval to proceed with its plan to convert to an Illinois-chartered stock savings bank. This stock conversion is the most significant event in the history of Cerro Gordo Building and Loan in that it allows customers, community members, directors and employees an opportunity to own stock in CGB&L Financial Group, Inc., the proposed holding company for the Building & Loan.

         For over 110 years, Cerro Gordo Building and Loan has successfully operated as a mutual savings institution. We want to assure you that the conversion will not affect the terms, balances, interest rates or existing FDIC insurance coverage on the Building & Loan deposits, or the terms or conditions of any loans to existing borrowers under their individual contract arrangements with Cerro Gordo Building and Loan. Let us also assure you that the conversion will not result in any changes in the management, personnel or the Board of Directors of Cerro Gordo Building and Loan.

         Our records indicate that you were a depositor of Cerro Gordo Building and Loan on December 31, 1996 or June 30, 1998 but that you were not a member on _____________, 1998. Therefore, under applicable law, you are entitled to subscribe for Common Stock in CGB&L Financial Group's Subscription Offering. Orders submitted by you and others in the Subscription Offering are contingent upon the current members' approval of the Plan of Conversion at a special meeting of members to be held on _________, 1998 and upon receipt of all required regulatory approvals.

         If you decide to exercise your subscription rights to purchase shares, you must return the properly completed original stock order form together with full payment for the subscribed shares so that it is received by Cerro Gordo Building and Loan not later than 12:00 p.m. Central Daylight Time on _________, 1998.

         Enclosed is a Prospectus which fully describes the Building & Loan, its management, board and financial strength. Please review it carefully before you invest. For your convenience we have established a Stock Information Center. If you have any questions, please call the Stock Information Center collect at (217) 763-6053.

         We look forward to continuing to provide quality financial services to you in the future.

                                               Sincerely,


                                               Maralyn F. Heckman
                                               Chief Executive Officer

This does not constitute an offer to sell, or the solicitation of an offer to buy, shares of CGB&L Financial Group, Inc. common stock offered in the conversion, (nor does it constitute the solicitation of a proxy in connection with the conversion). Such offers (and solicitations of proxies) are made only by means of the Prospectus accompanied by a Stock Order Form (and Proxy Statement). There shall be no sale of stock in any state in which any offer, solicitation of an offer or sale of stock would be unlawful.

THE STOCK WILL NOT BE INSURED BY THE FDIC OR ANY GOVERNMENTAL AGENCY.

***Sent to Customers in states that are not Blue-Skyed***
                (Cerro Gordo Building and Loan, s.b. Letterhead)

                                ___________, 1998

Dear Member:

         As a qualified member of Cerro Gordo Building and Loan, s.b. ("Cerro Gordo Building and Loan" or the "Building & Loan"), you have the right to vote upon the Building & Loan's proposed Plan of Conversion and would generally have the right to subscribe for shares of common stock of CGB&L Financial Group, Inc., the proposed holding company for Cerro Gordo Building and Loan its mutual to stock conversion. However, the Proposed Plan of Company Conversion provides that CGB&L Financial will not offer stock in any state in which compliance with the securities laws would be impracticable for reasons of cost or otherwise. Unfortunately, the securities laws of your state would require CGB&L Financial to register its common stock and/or its employees in order to sell its common stock to you. Such registration would be prohibitively expensive or otherwise impracticable in light of the few members residing in your state.

         You may vote on the proposed Plan of Conversion and we urge you to read the enclosed Proxy Statement and execute the enclosed Proxy. Questions regarding the execution of the Proxy should be directed to Cerro Gordo Building and Loan, s.b.'s Stock Information Center at (217) 763-6053.

                                                 Sincerely,


                                                 Maralyn F. Heckman
                                                 Chief Executive Officer


This does not constitute an offer to sell, or the solicitation of an offer to buy, shares of CGB&L Financial Group, Inc. common stock offered in the conversion, (nor does it constitute the solicitation of a proxy in connection with the conversion). Such offers (and solicitations of proxies) are made only by means of the Prospectus accompanied by a Stock Order Form (and Proxy Statement). There shall be no sale of stock in any state in which any offer, solicitation of an offer or sale of stock would be unlawful.

THE STOCK WILL NOT BE INSURED BY THE FDIC OR ANY GOVERNMENTAL AGENCY.

***Sent to prospects who are not customers***

                               ____________, 1998


&salutation& &firstname& &lastname&
&address&
&city&, &state&  &zip&

Dear &prefername&:

         Recently you may have read in the newspaper that Cerro Gordo Building and Loan, s.b. ("Cerro Gordo Building and Loan" or the "Building & Loan") will be converting from an Illinois-chartered mutual savings bank to an Illinois-chartered stock savings bank. This is the most significant event in the history of Cerro Gordo Building and Loan in that it allows customers, employees and directors the opportunity to share in Cerro Gordo Building and Loan's future by becoming charter stockholders of the Building & Loan's holding company, CGB&L Financial Group, Inc.

         [Director] has asked that you be sent a Prospectus which will allow you to learn more about Cerro Gordo Building and Loan's conversion from a mutual to stock form of ownership. In addition, we are holding a presentation for friends of the officers and directors of Cerro Gordo Building and Loan, s.b. to discuss the stock offering in more detail. You will receive an invitation in the near future.

         Please feel free to call me or Cerro Gordo Building and Loan's Stock Information Center at (217) 763-6053 if you have any questions. I look forward to seeing you at one of our information presentations.

                                            Sincerely,


                                            Maralyn F. Heckman
                                            Chief Executive Officer


This does not constitute an offer to sell, or the solicitation of an offer to buy, shares of CGB&L Financial Group, Inc. common stock offered in the conversion, (nor does it constitute the solicitation of a proxy in connection with the conversion). Such offers (and solicitations of proxies) are made only by means of the Prospectus accompanied by a Stock Order Form (and Proxy Statement). There shall be no sale of stock in any state in which any offer, solicitation of an offer or sale of stock would be unlawful.

THE STOCK WILL NOT BE INSURED BY THE FDIC OR ANY GOVERNMENTAL AGENCY.

***Sent to those attending a community meeting***

                               ____________, 1998

&salutation& &firstname& &lastname&
&address&
&City&, &state& &zip&

Dear &prefername&:

         Thank you for attending our informational presentation regarding Cerro Gordo Building and Loan, s.b.'s conversion to a stock savings bank. The information presented at the meeting and the Prospectus you recently received should assist you in making an informed investment decision.

         Obviously, we are excited about this stock offering and the opportunity to share in the future of Cerro Gordo Building and Loan. This conversion is the most important event in our history and it will give the Building & Loan the strength to compete in the future and will provide the Building & Loan additional corporate flexibility.

         We may contact you in the near future to get an indication of your interest in our offering. If you make a decision to invest, please return your properly completed original stock order form and certification no later than ___________, 1998. If you have any questions, please call the Stock Information Center at (217) 763-6053.

                                                  Sincerely,


                                                  Maralyn F. Heckman
                                                  Chief Executive Officer

This does not constitute an offer to sell, or the solicitation of an offer to buy, shares of CGB&L Financial Group, Inc. common stock offered in the conversion, (nor does it constitute the solicitation of a proxy in connection with the conversion). Such offers (and solicitations of proxies) are made only by means of the Prospectus accompanied by a Stock Order Form (and Proxy Statement). There shall be no sale of stock in any state in which any offer, solicitation of an offer or sale of stock would be unlawful.

THE STOCK WILL NOT BE INSURED BY THE FDIC OR ANY GOVERNMENTAL AGENCY.

*** Sent to those not attending a community meeting** *

                               ____________, 1998


&salutation& &firstname& &lastname&
&address&
&city&, &state&  &zip&

Dear & prefername&:

         I am sorry you were unable to attend our recent presentation regarding Cerro Gordo Building and Loan, s.b.'s mutual to stock conversion. The Board of Directors and management team of Cerro Gordo Building and Loan are committed to contributing to long term shareholder value and as a group we are personally investing approximately $_______ of our own funds. We are enthusiastic about the stock offering and the opportunity to share in the future of Cerro Gordo Building and Loan, s.b.

         We have established a Stock Information Center to assist you with any questions regarding the stock offering. Should you require any assistance between now and the offering deadline of ___________, 1998, I encourage you to either stop by our Stock Information Center or call (217) 763-6053.

         I hope you will join me as a charter stockholder in CGB&L Financial Group, Inc.

                                                  Sincerely,


                                                  Maralyn F. Heckman
                                                  Chief Executive Officer



This does not constitute an offer to sell, or the solicitation of an offer to buy, shares of CGB&L Financial Group, Inc. common stock offered in the conversion, (nor does it constitute the solicitation of a proxy in connection with the conversion). Such offers (and solicitations of proxies) are made only by means of the Prospectus accompanied by a Stock Order Form (and Proxy Statement). There shall be no sale of stock in any state in which any offer, solicitation of an offer or sale of stock would be unlawful.

THE STOCK WILL NOT BE INSURED BY THE FDIC OR ANY GOVERNMENTAL AGENCY.

*** Final Reminder Letter** *

                               ____________, 1998


&salutation&firstname&lastname&
&address&
&city&, &state&  &zip&

Dear &prefername&:

         I am writing to remind you that the deadline for purchasing stock in CGB&L Financial Group, Inc. is quickly approaching. I hope you will join me in becoming a charter stockholder in one of Illinois's newest publicly-owned financial institutions.

         The deadline for becoming a charter stockholder is ____________, 1998. If you have any questions, please call our Stock Information Center at
(217) 763-6053.

         Once again, I look forward to having you join me as a charter stockholder in CGB&L Financial Group, Inc.

                                                 Sincerely,


                                                 Maralyn F. Heckman
                                                 Chief Executive Officer


This does not constitute an offer to sell, or the solicitation of an offer to buy, shares of CGB&L Financial Group, Inc. common stock offered in the conversion, (nor does it constitute the solicitation of a proxy in connection with the conversion). Such offers (and solicitations of proxies) are made only by means of the Prospectus accompanied by a Stock Order Form (and Proxy Statement). There shall be no sale of stock in any state in which any offer, solicitation of an offer or sale of stock would be unlawful.

THE STOCK WILL NOT BE INSURED BY THE FDIC OR ANY GOVERNMENTAL AGENCY.

                         VI. Community Meeting Materials



A.       Explanation

         In order to educate the public about the stock offering, Trident suggests holding Community meetings in various locations. In an effort to target a group of interested investors, Trident requests that each Director of the Building and Loan submit a list of acquaintances that he or she would like to invite to a Community meeting.

B.       Method of Distribution of Invitations and Prospect Letters

         Each Director submits his list of prospects.

         Invitations are sent to each Director's prospects through the mail. All invitations are preceded by a Prospectus and all attendees are given a Prospectus at the meeting.

C.       Examples enclosed

                           The Directors and Officers

                                       of

                       Cerro Gordo Building and Loan, s.b.

                     cordially invite you to attend a brief

                  presentation regarding the stock offering of

            CGB&L Financial Group, Inc., our proposed holding company


                              Please join us at the

                                      Place

                                     Address

                                      Date

                                  at ____ p.m.

                               for hors d'oeuvres


R.S.V.P.
(217) 763-6053  (Collect)
List of Directors...

                                 VII. Proxygram


A.       Explanation

         A proxygram is used when the majority of votes needed to adopt the Plan of Conversion is still outstanding. The proxygram is mailed to those "target vote" depositors who have not previously returned their signed proxy.

         The target vote depositors are determined by the conversion agent.

B.       Example enclosed

 B.      Example
--------------------------------------------------------------------------------

                            P R O X Y R E M I N D E R

                       Cerro Gordo Building and Loan, s.b.


YOUR VOTE ON OUR STOCK CONVERSION PLAN HAS NOT BEEN RECEIVED.
YOUR VOTE IS VERY IMPORTANT, PARTICULARLY SINCE FAILURE TO VOTE IS EQUIVALENT TO VOTING AGAINST THE PLAN.

VOTING FOR THE CONVERSION WILL NOT AFFECT THE INSURANCE OF YOUR ACCOUNTS. DEPOSIT ACCOUNTS WILL CONTINUE TO BE FEDERALLY INSURED UP TO THE APPLICABLE LIMITS.

YOU MAY PURCHASE STOCK IF YOU WISH, BUT VOTING DOES NOT OBLIGATE YOU TO BUY
STOCK.

PLEASE ACT PROMPTLY! SIGN THE ENCLOSED PROXY CARD AND MAIL, OR DELIVER, THE PROXY CARD TO CERRO GORDO BUILDING AND LOAN TODAY.

PLEASE VOTE ALL PROXY CARDS RECEIVED.

WE RECOMMEND THAT YOU VOTE FOR THE PLAN OF CONVERSION.

                                         THANK YOU.
                                         THE BOARD OF DIRECTORS AND MANAGEMENT
                                         OF CERRO GORDO BUILDING AND LOAN, s.b.
--------------------------------------------------------------------------------

                        IF YOU RECENTLY MAILED THE PROXY,
              PLEASE ACCEPT OUR THANKS AND DISREGARD THIS REQUEST.
                   FOR FURTHER INFORMATION CALL (217) 763-6053

This does not constitute an offer to sell, or the solicitation of an offer to buy, shares of CGB&L Financial Group, Inc. common stock offered in the conversion, (nor does it constitute the solicitation of a proxy in connection with the conversion). Such offers (and solicitations of proxies) are made only by means of the Prospectus accompanied by a Stock Order Form (and Proxy Statement). There shall be no sale of stock in any state in which any offer, solicitation of an offer or sale of stock would be unlawful.

THE STOCK WILL NOT BE INSURED BY THE FDIC OR ANY GOVERNMENTAL AGENCY.